Exhibit 10.2

May 28, 2024

Dear John:

Contineum Therapeutics, Inc. (the “Company”) is pleased to offer you the position of General Counsel and Corporate Secretary.

This letter is our formal offer of employment and requires your written acceptance. If our offer is acceptable to you, please countersign this letter below and return the signed copy to me. Your employment with the Company will then commence as of June 3, 2024 (the “Start Date”).

Your employment will be on a full-time basis with an annual base salary of $436,600 per year (as may be adjusted from time to time in accordance with the terms and conditions set forth herein, the “Base Salary”), payable in accordance with the Company’s payroll policies and applicable law. Your employment status will be exempt and as an exempt employee, you will not be eligible to receive overtime compensation. You will report directly to the Company’s Chief Executive Officer. Your performance and compensation will be subject to an annual review by the Company’s Chief Executive Officer and Board of Directors (the “Board”). Merit increases, if deemed appropriate, are at the sole discretion of the Board. Subject to the terms and conditions set forth herein, your specific job duties and responsibilities may change from time to time as determined by the Company’s Chief Executive Officer.

You will be eligible to receive a target annual cash bonus set at 40% of your Base Salary (the “Target Bonus”, which for 2024 will be pro-rated based on your service during fiscal 2024). Similar to the Company’s other executives, your bonus will be based on the achievement of corporate and individual performance goals approved by the Board (or its Compensation Committee). The Company will pay your earned annual bonus for each fiscal year by January 31st of the next fiscal year.

The Board will grant you a stock option to purchase 160,000 shares of Class A Common Stock with an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant (the “Option”). Your Option shares will vest over a 4-year period measured from your Start Date, with 25% of your Option shares vesting on the 12-month anniversary of your Start Date, and the remaining Option shares vesting in equal monthly installments over the next 36 months based on your continued services to the Company.

As an officer of the Company, you and the Company shall enter into the Company’s standard form of Indemnification Agreement, substantially in the form attached hereto as Exhibit A (the “Indemnification Agreement”).

You will be eligible to participate in the Company’s Executive Severance Plan, attached hereto as Exhibit B (the “Executive Severance Plan”), as a Tier II Participant. A copy of your Participation Agreement is attached hereto as Exhibit C (the “Participation Agreement”)

As a full-time employee, you will be eligible to participate in the Company’s flexible vacation policy. You also will be eligible to participate in the Company’s health and other benefit programs pursuant to their respective terms, as they may be adopted and amended from time to time by the Company and as made available to similarly situated executives of the Company. You will also be eligible to participate in the equity and cash incentive programs established by the Board (or its Compensation Committee) from time to time and in its sole discretion.

CONTINEUM THERAPEUTICS, INC. 10578 Science Center Drive Suite 200, San Diego, CA 92121

Your employment with the Company is at-will. This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company can terminate the employment relationship at any time, with or without cause or advance notice. You understand that the at-will employment relationship will remain in effect throughout your employment with the Company and cannot be modified by any oral, implied or written agreement.

The Company expects that, during and after the term of your employment, you will not disclose to third parties, utilize for your own benefit, or otherwise make use of any of the Company’s trade secrets or other confidential or proprietary information concerning the Company, except to the extent necessary to carry out your obligations to the Company. As a condition to your employment, you must sign the Company's standard Proprietary Information and Inventions Agreement, in substantially the form attached hereto as Exhibit D (the “Proprietary Information and Inventions Agreement”). Further, you and the Company shall enter into the Company’s standard Mutual Arbitration Agreement, in substantially the form attached hereto as Exhibit E (the “Mutual Arbitration Agreement”).

A copy of this offer letter will be included with your new hire orientation paperwork for you to sign and return to the Company in order for your employment relationship with the Company to be effective. In addition, you agree to abide by and comply with the Company’s policies that are in force from time to time and applicable to similarly situated employees.

During the term of your employment, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties with the Company; provided, however, that you may (i) participate in charitable, community or civic activities after your Start Date, (ii) continue to provide services to the entities listed on Schedule A attached hereto for a period of six months after your start date and (iii) provide consulting services or engage in other professional activities after your Start Date that you disclose in writing in advance to, and are approved by, the Chief Executive Officer in writing.

By signing this letter, you also represent and warrant to the Company that (i) your acceptance of this offer and your employment with the Company does not and will not violate or otherwise conflict with any other agreement to which you may be a party; and (ii) you do not have any legal obligations towards, or are restricted by any legal obligations (such as confidentiality or non-compete obligations) of, your former or current employer, which could prevent you from working for the Company.

In making this offer, we are relying on the information that you have provided to us about your background and experience, including any information provided to us in any employment application that you may have submitted to us. You confirm, by signing this letter, the truth and accuracy of all statements that you have made and information that you have provided to the Company. In addition, this offer of employment is contingent upon appropriate proof of eligibility to work in the United States (please bring confirming information with you on your first day of work).

This offer letter will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

CONTINEUM THERAPEUTICS, INC. 10578 Science Center Drive Suite 200, San Diego, CA 92121

The terms of this letter shall become effective only upon execution of this letter by both you and the Company. Other than the Indemnification Agreement, Executive Severance Plan, Participation Agreement, Proprietary Information and Inventions Agreement and Mutual Arbitration Agreement, this letter constitutes the entire agreement between you and the Company regarding your employment. All prior or contemporaneous agreements, promises, communications and/or understandings between you and the Company, whether written or oral, are superseded by this letter. If the above terms and conditions are acceptable to you, then please countersign this letter where indicated below and return it to us.

Sincerely, Contineum Therapeutics, Inc.

/s/ Carmine Stengone
Carmine Stengone
President and Chief Executive Officer

I agree to and accept employment with Contineum Therapeutics, Inc. on the terms and conditions set forth in this offer letter. I understand and agree that my employment with the Company is at-will.

Dated:	05/28/2024	/s/ John Healy
John Healy

CONTINEUM THERAPEUTICS, INC. 10578 Science Center Drive Suite 200, San Diego, CA 92121